Exhibit 99.1

Oclaro Provides Update on Thailand Recovery Progress and Announces Preliminary Q2 FY12 Revenues Exceeding Prior Guidance

SAN JOSE, Calif., – January 4, 2012 – Oclaro, Inc. (NASDAQ: OCLR), a tier-one provider of innovative optical communications and laser solutions, today provided further details about the progress of the company’s recovery efforts from the flooding in Thailand. The Company also announced preliminary revenues of approximately $86 million for the quarter ended December 31, 2011 compared to a guidance range of $75 million to $85 million which was provided by the Company on November 9, 2011.

“Our top priority has been to restart production in Thailand following the intensive floods, and minimize any impact to our customers,” said Alain Couder, chairman and CEO, Oclaro, Inc. “As a result of the efforts of our teams in Thailand and around the world, we have made substantial progress in restarting production for our affected product lines. These efforts have also contributed to our achieving preliminary revenues for the December quarter above the top end of our guidance range.”

Oclaro currently expects four of the five flood affected product lines to have restarted commercial output at Fabrinet’s Pinehurst facility by the end of January:

•	Commercial shipments of high-powered lasers resumed in November and production capacity is currently at pre-flood levels.

•	Commercial shipments of amplifiers resumed in the last week of December and production capacity is expected to increase to pre-flood levels by the end of the March quarter.

•	Commercial shipments of tunable dispersion compensators are expected to begin by the end of January and production capacity is expected to increase to pre-flood levels by the end of the March quarter.

•	Commercial shipments of lithium niobate external modulators are expected to begin by the end of January and production capacity is expected to return to pre-flood levels early in the June quarter.

•	Commercial shipments of WSS products are expected to begin at the end of the March quarter and production capacity is expected to return to pre-flood levels in the June quarter.

•	In the meantime limited commercial output of lithium niobate external modulators and WSS products is being delivered from some of our existing Western sites.

Oclaro currently expects capital expenditures of approximately $6 million in each of the second (December) and third (March) fiscal quarters. These amounts include the necessary capital currently expected to recover product lines lost during the flood. Oclaro believes it has adequate property and business interruption insurance to cover its flood related losses. Oclaro also has certain insurance recovery rights under its supply agreement with Fabrinet. While the total amount of insurance claims, and related recoveries, if any, cannot be estimated at this time, Oclaro currently believes that an advance payment from its insurance carrier in excess of $10 million is likely to be received in the March fiscal quarter.

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Oclaro Provides Update on Thailand Recovery Progress and Announces

Preliminary Q2 FY12 Revenues Exceeding Prior Guidance

Oclaro looks forward to providing further updates on these topics when it announces financial results for its fiscal second quarter. The Company will issue a press release with the date and time of its second quarter earnings call in the next few weeks.

The foregoing guidance is based on current expectations, including the impact to our operations and financial conditions attributable to the flooding in Thailand. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor Statement in this earnings release for a description of certain important risk factors that could cause actual results to differ, and refer to Oclaro, Inc.’s most recent annual and quarterly reports on file with the Securities and Exchange Commission (SEC) for a more complete description of these risks We do not intend to update this guidance as a result of developments occurring after the date of this release.

About Oclaro

Oclaro, Inc. (NASDAQ: OCLR) is a tier-one provider of optical communications and laser components, modules and subsystems for a broad range of diverse markets, including telecommunications, industrial, scientific, consumer electronics, and medical. Oclaro is a global leader, dedicated to photonics innovation with cutting-edge research and development (R&D) and chip fabrication facilities in the U.K., Switzerland and Italy, and in-house and contract manufacturing sites in the U.S., Thailand and China. To support its diverse and global customer base, Oclaro maintains design, sales and service organizations in each of the major regions around the world. For more information visit www.oclaro.com.

Copyright 2012. All rights reserved. Oclaro, the Oclaro logo, and certain other Oclaro trademarks and logos are trademarks and/or registered trademarks of Oclaro, Inc. or its subsidiaries in the U.S. and other countries. Information in this release is subject to change without notice.

Safe Harbor Statement

This press release contains statements about management’s future expectations, plans or prospects of Oclaro, Inc. and its business, and together with the assumptions underlying these statements, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning (i) financial targets and expectations including preliminary revenue expectations for the fiscal quarter ending December 31, 2011, (ii) the impact to our operations and financial condition attributable to the flooding in Thailand and (iii) the receipt of insurance recovery including any advance payment. Such statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “outlook,” “could,” “target,” and other words and terms of similar meaning in connection the any discussion of future operations or financial performance. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the impact to our operations and financial condition attributable to the flooding in Thailand and related insurance recoveries, and other factors described in Oclaro’s most recent annual report on Form 10-K, most recent quarterly reports on Form 10-Q and other documents we periodically file with the SEC. The forward-looking statements included in this announcement represent Oclaro’s view as of the date of

Oclaro Provides Update on Thailand Recovery Progress and Announces

Preliminary Q2 FY12 Revenues Exceeding Prior Guidance

this announcement. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this announcement.

Oclaro, Inc. Contact	Investor Contact
Jerry Turin	Jim Fanucchi
Chief Financial Officer	Summit IR Group Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com

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